Daktronics, Inc. Announces First Quarter Results

Financial Highlights Include:

• Net sales increase 31%

• Net income up 43%

• Backlog exceeds $140 million

Brookings, S.D. – Aug. 15, 2007 - Daktronics, Inc. (Nasdaq - DAKT) today reported fiscal 2008 first quarter net sales of $120.9 million and net income of $7.1 million, or $0.17 per diluted share, compared with first quarter net sales of $92.2 million and net income of $5.0 million, or $0.12 per diluted share, one year ago. Backlog at the end of the quarter was approximately $142 million, compared with a backlog of approximately $123 million at the end of the first quarter of fiscal 2007 and $127 million last quarter.

“We were very pleased with this quarter’s performance,” said Jim Morgan, president and chief executive officer. “Most importantly, we were able to execute at better than expected gross profit margins. The gross margin improvement comes from the benefit of having the capacity expansion mostly behind us and raw material cost savings. This helped offset the lower estimated margins of some of the large sports projects we booked in the fourth quarter of fiscal year 2007. In addition to the margin improvements, the benefit of capacity additions over the past two years was evident this quarter as we were able to respond to customer demand; keeping lead times at desirable levels without stretching our personnel and infrastructure like we were last year at this time. On a final note, this quarter also benefited from our new plant in Redwood Falls, which was on line for the full quarter.”

“At the beginning of the year, we reorganized into four business units to align our resources more closely to the customer and to drive improved financial performance. We also increased our focus on controlling growth in our non-manufacturing labor force, which had been outpacing sales over the past few quarters. During the quarter we were successful in both areas, as we completed the transition to the business unit structure and we kept personnel growth to acceptable levels. While our operating margins are not at our long-term target levels, the results for the first quarter demonstrate that we are headed in the right direction.”

Morgan said, “We are looking forward to occupying our new building in Brookings in the second quarter, which will mark the end of major building projects that we started in fiscal year 2005. The new building will house corporate offices and include administration, our commercial business unit, training and meeting facilities and provide warehouse space which is convertible to manufacturing space. As a result, we expect to see capital expenditures decline in the second half of fiscal year 2008, thereby leading to reductions in our credit needs towards the end of the fiscal year.”

Business Outlook

The company is providing financial guidance for the second quarter of fiscal 2008. Daktronics expects that net sales for the second quarter of fiscal 2008 will be in the range of $132 million to $144 million and net earnings will be in the range of $0.17 to $0.25 per share. As in the past, this guidance is subject to a number of factors that could cause it to vary.

Morgan concluded, “We believe that our first full quarter with our new business unit structure has positioned us well for customer needs and stronger financial performance through the remainder of the fiscal year. Although the growth rate of the second quarter’s net sales compared to the prior year is expected to be less than the first quarter,

Daktronics Announces First Quarter Results – Page 2

we believe that our net sales goals for the year remain intact. With the capacity available to us, the strength of our order bookings in the first quarter of fiscal 2008 and our focus on margin improvement and expense control, we believe we are off to a solid start and expect to leverage this performance through the remainder of fiscal 2008.”

Webcast Information

The company will host a conference call and webcast to discuss its financial results today at 10:00 am (Central Time). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics

Daktronics has strong leadership positions in, and is one of the world’s largest suppliers of, electronic scoreboards, computer-programmable displays, and large screen video displays and control systems. The company excels in the control of large display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world, in sport, business and transportation applications. For more information, visit the company’s World Wide Web site at: http://www.daktronics.com, e-mail the company at investor@daktronics.com, call (605) 697-4000 or toll-free (800) 843-5843 in the United States or write to the company at 331 32nd Ave. PO Box 5128 Brookings, S.D. 57006-5128.

Safe Harbor Statement

Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements reflecting the Company’s expectations or beliefs concerning future events, which could materially affect company performance in the future. The Company cautions that these and similar statements involve risk and uncertainties including changes in economic and market conditions, management of growth, timing and magnitude of future contracts, and other risks noted in the company’s SEC filings which may cause actual results to differ materially. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Bill Retterath, Chief Financial Officer
(605) 697-4000
Investor@daktronics.com

Financial tables are included on the following pages.

Daktronics Announces First Quarter Results – Page 3

Daktronics, Inc. and Subsidiaries

Consolidated Statements of Income

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	July 28, 2007	July 29, 2006

Net sales	$120,923	$92,153
Cost of goods sold	84,044	65,778
Gross profit	36,879	26,375

Operating expenses:
Selling	14,844	12,446
General and administrative	6,002	3,728
Product design and development	4,756	3,619
	25,602	19,793
Operating income	11,277	6,582

Nonoperating income (expense):
Interest income	384	645
Interest expense	(426)	(26)
Other income (expense), net	(302)	107

Income before income taxes	10,933	7,308
Income tax expense	3,822	2,321
Net income	$7,111	$4,987

Weighted average shares outstanding:
Basic	39,638	38,974
Diluted	41,260	41,082

Earnings per share:
Basic	$0.18	$0.13
Diluted	$0.17	$0.12

Cash dividend paid per share	$0.07	$0.06

Daktronics Announces First Quarter Results – Page 4

Daktronics, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands)

	July 28,
	2007	April 28,
	(unaudited)	2007
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$7,161	$2,590
Accounts receivable, less allowance for doubtful accounts	57,829	56,692
Inventories	50,807	45,835
Costs and estimated earnings in excess of billings	33,551	22,314
Current maturities of long-term receivables	6,848	6,831
Prepaid expenses and other	4,469	5,044
Deferred income taxes	7,854	7,761
Income taxes receivable	—	731
Rental equipment available for sale	190	188
Total current assets	168,709	147,986

Advertising rights, net	3,629	3,830
Long-term receivables, less current maturities	14,079	11,211
Investments in affiliates	8,991	8,762
Goodwill	4,469	4,408
Intangible and other assets	3,314	3,391
Deferred income taxes	73	136
	34,555	31,738
PROPERTY AND EQUIPMENT:
Land	3,275	3,275
Buildings	41,711	36,822
Machinery and equipment	42,795	38,420
Office furniture and equipment	40,442	37,520
Equipment held for rental	2,891	2,600
Demonstration equipment	6.687	5,939
Transportation equipment	6,681	6,669
	144,482	131,245
Less accumulated depreciation	49,614	45,119
	94,868	86,126
TOTAL ASSETS	$298,132	$265,850

Daktronics Announces First Quarter Results – Page 5

Daktronics, Inc. and Subsidiaries

Consolidated Balance Sheets (continued)

(in thousands)

	July 28,
	2007	April 28,
	(Unaudited)	2007
LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Notes payable, bank	$25,682	$24,615
Accounts payable	39,506	26,094
Accrued expenses and warranty obligations	22,696	21,849
Current maturities of long-term debt and marketing obligations	967	1,002
Billings in excess of costs and estimated earnings	23,423	18,293
Customer deposits	6,922	5,857
Deferred revenue	6,480	5,333
Income taxes payable	3,207	39
Total current liabilities	128,883	103,082

Long-term debt, less current maturities	597	592
Long-term marketing obligations, less current maturities	480	473
Long-term warranty obligations and other payables	5,258	5,366
Deferred income taxes	2,629	2,629
	8,964	9,060
TOTAL LIABILITIES	137,847	112,142

SHAREHOLDERS’ EQUITY:
Common stock	23,298	21,954
Additional paid-in capital	8,223	7,431
Retained earnings	128,810	124,469
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive loss	(37)	(137)
TOTAL SHAREHOLDERS’ EQUITY	160,285	153,708
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$298,132	$265,850

Daktronics Announces First Quarter Results – Page 6

Daktronics, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended
	July 28, 2007	July 29, 2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,111	$4,987
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	4,505	2,784
Amortization	79	12
Gain on sale of property and equipment	(1)	(1)
Stock-based compensation	608	406
Equity in earnings and losses of investments in affiliates	526	—
Provision for doubtful accounts	28	97
Deferred income taxes, net	(30)	(784)
Change in operating assets and liabilities	6,657	(1,024)
Net cash provided by operating activities	19,483	6,477

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(13,343)	(7,450)
Cash consideration paid for equity method investments	(750)	(6,008)
Sales (purchases) of marketable securities, net	—	(90)
Proceeds from sale of property and equipment	23	19
Net cash used in investing activities	(14,070)	(13,529)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (payments) on notes payable	1,068	—
Proceeds from exercise of stock options and warrants	732	335
Excess tax benefits from stock-based compensation	177	205
Principal payments on long-term debt	(12)	(16)
Dividend Paid	(2,770)	(2,339)
Net cash used in financing activities	(805)	(1,815)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(37)	(127)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	4,571	(8,994)

CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD	2,590	26,921

CASH AND CASH EQUIVALENTS END OF PERIOD	$7,161	$17,927